David J. Dickson
972-281-1481
ddickson@kcc.com

KIMBERLY-CLARK ANNOUNCES THIRD QUARTER RESULTS

3Q ’06 Net Sales Rose 5 Percent to $4.2 Billion; GAAP-Basis EPS Were 79 Cents vs. 68 Cents in 2005; Cash Provided by Operations Improved 17 Percent

Adjusted EPS Were 99 Cents, in Line With Previous Guidance for the Quarter

Full Year Adjusted EPS Outlook Also in Line With Previous Guidance

DALLAS, October 23, 2006—Kimberly-Clark Corporation (NYSE: KMB) today reported that net sales in the third quarter of 2006 rose 5.2 percent to $4.2 billion, a new quarterly record. Sales were up in each of the company’s four business segments, with particular strength in Health Care, Personal Care and K-C Professional & Other. Robust top-line growth in developing and emerging markets, where sales increased at a double-digit rate for the eighth consecutive quarter, contributed to the overall gain in sales.

Diluted net income was 79 cents per share compared with 68 cents per share in 2005, an increase of 16 percent. Excluding charges for strategic cost reductions to streamline the company’s operations, adjusted earnings in the third quarter of 2006 were 99 cents per share, in line with the company’s previous guidance of 96 to 99 cents per share and up approximately 4 percent from 95 cents per share last year.

The improvement was driven by the increase in sales along with widespread cost reductions, strong performance at K-C de Mexico and a lower share count. These positive factors were partially offset by significant cost inflation, a higher effective tax rate and incremental compensation expense for stock options recorded under the provisions of Statement of Financial Accounting Standards (SFAS) 123R.

Chairman and Chief Executive Officer Thomas J. Falk said, “We met our commitments again in the third quarter and remain on track with our objectives for the year. I’m encouraged by the continued progress K-C teams are making under our Global Business Plan, particularly in light of the inflationary pressures they’ve had to overcome. We’re focused on the right things – delivering sustainable top- and bottom-line growth, improving ROIC, generating strong cash flow and deploying our cash in shareholder-friendly ways.”

Review of third quarter sales

In the third quarter, sales benefited from a combination of improved sales volumes, higher net selling prices and favorable product mix, each approximately 1 percent better than the prior year. Changes in foreign currency exchange rates also added nearly 2 percent to sales. In addition to the continued strong

- more -

performance in developing and emerging markets, highlights for the quarter included solid volume growth for the company’s child care, incontinence care and wipes brands in North America and for health care globally. Overall volume growth was tempered by declines in consumer tissue sales volumes in North America and Europe.

Sales of personal care products advanced 6.7 percent in the third quarter, driven primarily by sales volume growth of approximately 5 percent, along with currency benefits of 2 percent. Favorable product mix of 1 percent versus the prior year was offset by a decline in net selling prices.

Personal care sales in North America increased about 2 percent compared with the third quarter of 2005. Higher sales volumes accounted for the entire increase, led by upper single-digit volume gains for the company’s market-leading Huggies baby wipes, Pull-Ups training pants, and Depend and Poise incontinence care products. Infant care volumes were even with a strong year-ago base period, when volumes went up 7 percent. In feminine care, although Kotex brand sales volumes were down from last year, third quarter shipments were similar to first and second quarter levels. Currency effects added 1 percent to sales, while net selling prices decreased about 1 percent to match competitive activity and support product initiatives. In Europe, personal care sales increased more than 4 percent, with stronger currencies in the region boosting sales comparisons. Overall sales volumes and net selling prices were essentially the same as the prior year. Diaper volumes rose 2 percent, with sales volumes of Huggies diapers about 6 percent ahead of last year in the company’s four core European markets – the U.K., France, Italy and Spain. In developing and emerging markets, personal care sales improved 15 percent, paced by double-digit increases in North Asia, Latin America, and Middle East/Africa/Eastern Europe. Higher sales volumes, better product mix and currency benefits all contributed to the increase.

Sales of consumer tissue products increased 3.1 percent versus the third quarter of 2005. Net selling prices went up approximately 4 percent, as price increases have been implemented in every region of the world, and currency effects contributed an additional 2 percent. These improvements, however, were partially offset by a 3 percent decrease in sales volumes overall, driven primarily by declines in North America and Europe.

In North America, third quarter sales of consumer tissue products rose approximately 1 percent, as net selling prices were about 4 percent higher and product mix improved 1 percent, while sales volumes declined by 4 percent. Pricing benefited from increases implemented earlier in the year for Kleenex facial tissue, Cottonelle and Scott bathroom tissue and Viva and Scott paper towels. The reduction in sales volumes was primarily attributable to lower sales of rolled products compared with double-digit growth overall in last year’s quarter. Meanwhile, third quarter sales volumes of Kleenex facial tissue began to rebound from second quarter levels and were slightly higher than in 2005. In Europe, consumer tissue sales increased 4 percent. Net selling prices increased about 4 percent, as the company has successfully implemented price increases in a number of European markets so far this year. Product mix also improved by 2 percent and currency effects added 5 percent to sales. Sales volumes, however, went down

- more -

approximately 7 percent, which the company believes is a short-term consequence of its disciplined approach to implementing the price increases. Plans are in place to improve sales over the balance of the year in both North America and Europe. Consumer tissue sales in developing and emerging markets rose 9 percent, with growth in all regions, driven primarily by higher net selling prices, increased sales volumes and favorable currency exchange rates.

Sales of K-C Professional & other products were 6.1 percent above the year-ago quarter. Net selling prices increased about 3 percent and sales volumes rose approximately 1 percent, while currency benefits added 2 percent to sales. K-C Professional’s key strategies to improve revenue realization and shift volume to more profitable market segments with distinctive, differentiated products such as Kleenex and Scottfold hand towels, WypAll X80 towels, Kimtech wipers and offerings for the Do-It-Yourself channel continue to deliver solid overall top-line growth.

Sales of health care products climbed 7.9 percent in the quarter, highlighted by continued strong volume growth of 7 percent. The business is experiencing broad-based growth in face masks, sterilization wrap and exam gloves, including the company’s new Sterling Nitrile brand. Favorable product mix also benefited third quarter sales by 1 percent.

Other third quarter operating results

Operating profit was $526 million in the third quarter of 2006, compared with $465 million in 2005. Excluding charges for the company’s strategic cost reduction plan in both years, adjusted operating profit for the quarter increased 3 percent to $650 million from $633 million in the prior year. Top-line growth, including increased net selling prices of about $50 million, along with FORCE (Focused On Reducing Costs Everywhere) cost savings of more than $45 million and strategic cost reductions of approximately $35 million enabled the company to more than offset about $105 million of cost inflation during the quarter. The inflationary increases included about $35 million in higher fiber costs, about $35 million for raw materials other than fiber, driven by increases in the cost of polymer resins, superabsorbents and other oil-based materials, $20 million in energy costs and approximately $15 million in distribution costs. Additionally, stock option expense, which the company began to record in 2006 using the prospective method under the provisions of SFAS 123R, reduced third quarter operating profit by $8 million.

The company’s effective tax rate in the third quarter was 24.9 percent in 2006 and 17.4 percent in 2005. The increase was due primarily to a lower level of income tax benefits from the company’s ownership interests in synthetic fuel partnership activities. Net of related nonoperating expense, the tax benefits contributed about $5 million to net income in 2006 versus $13 million in 2005. Excluding the effects of charges for the strategic cost reduction plan and net benefits from synthetic fuel partnerships, the adjusted effective tax rate for the quarter was 28.1 percent in 2006, in line with previous guidance and slightly higher than last year’s rate of 27.7 percent.

Kimberly-Clark’s share of net income of equity companies in the third quarter rose 30 percent to approximately $43 million, driven by higher net income at Kimberly-Clark de Mexico, S.A. de C.V.

- more -

(KCM). With a continued strong performance by its consumer business, as well as lower currency transaction losses than in 2005, KCM delivered double-digit improvements in sales, operating profit and net income.

Competitive improvement initiatives – update on strategic cost reductions

During the third quarter, the company made further progress implementing the strategic cost reductions that will support the targeted growth investments announced in July 2005. As previously noted, the company plans to reduce costs by streamlining manufacturing and administrative operations primarily in North America and Europe, creating an even more competitive platform for growth and margin improvement.

Pretax charges totaling $124 million (approximately $91 million after tax) related to these cost reduction initiatives were recorded in the third quarter. Approximately 60 percent of the pretax charges were for current or expected cash outlays, primarily for costs related to employee severance. Major components of the charges were for consolidation of consumer tissue operations in Europe and infant and child care operations in North America as well as for streamlining administrative operations in North America and Europe.

To date, employees have been notified about workforce reductions and other actions at 19 of the approximately 24 facilities slated for sale, closure or streamlining as part of the cost reduction initiatives, and pretax charges of $650 million (about $472 million after tax) have been recorded. The company currently expects to incur cumulative pretax charges of $1.0 to $1.1 billion ($700 to $775 million after tax) through the end of 2008 that will yield annual pretax savings of at least $350 million in 2009.

Savings of more than $35 million were realized in the third quarter of 2006, bringing the year-to-date total to nearly $75 million. Based upon plans for the balance of the year, the company still expects to deliver at least $100 million of savings in 2006. Pretax charges for the full year are expected to total approximately $500 million.

Cash flow and balance sheet

Cash provided by operations increased to $648 million in the third quarter compared with $553 million in 2005 primarily as a result of working capital improvements. Capital spending was $240 million versus $190 million in the third quarter of last year. At September 30, 2006, total debt and preferred securities declined to $4.4 billion from $4.6 billion at the end of 2005.

During the third quarter, the company repurchased approximately 2.9 million shares of its common stock at a cost of $180 million. Share repurchases in 2005 and 2006 caused the average number of diluted shares outstanding to decrease versus the year-ago quarter by about 17 million shares, benefiting earnings per share comparisons by about 4 percent.

Year-to-date results

For the first nine months of 2006, sales of $12.4 billion were up about 5 percent from $11.9 billion in the prior year, as a result of a 2 percent increase in sales volumes, an improvement of more than 1 percent

- more -

in net selling prices and benefits from favorable product mix. Year-to-date operating profit of $1,491 million included charges of $422 million for strategic cost reductions. Adjusted operating profit increased slightly to $1,913 million in 2006 versus $1,906 million in 2005. The benefits of top-line growth, along with cost savings of about $175 million offset inflation in key cost components totaling approximately $295 million. Through nine months, diluted earnings per share were $2.21 compared with $2.49 in 2005. Excluding the impact of strategic cost reductions in both years and American Jobs Creation Act charges in 2005, adjusted earnings per share for the first nine months of the year were $2.87 in 2006 and $2.83 in 2005.

Outlook

Commenting on the outlook, Falk said, “The positive trends in our ongoing results in both the second and third quarters give us confidence that we can achieve further improvement in the fourth quarter. We expect solid top-line growth, driven by continued strength in developing and emerging markets, along with higher net selling prices and product mix improvements. At current exchange rates, foreign currency should also contribute positively. We also expect cost reductions will continue to ramp up and K-C de Mexico will sustain its excellent performance. On the other hand, inflation will continue to significantly impact our costs. As oil costs have come down, we are seeing some benefit in distribution costs; however, we have yet to see any meaningful reduction in the cost of polymer resins or packaging. Meanwhile, pulp costs have moved somewhat higher. In total, we anticipate adjusted earnings per share in the fourth quarter will be somewhat better than the third quarter, in a range of $1.00 to $1.02 per share.

“Our improved fourth quarter results should enable us to deliver adjusted earnings per share for the full year of 2006 in a range of $3.87 to $3.89, which is consistent with both our previous guidance and external expectations.”

Non-GAAP financial measures

This press release and the accompanying tables include the following financial measures that have not been calculated in accordance with generally accepted accounting principles in the U.S., or GAAP, and are therefore referred to as non-GAAP financial measures:

•	adjusted earnings and earnings per share
•	adjusted operating profit
•	adjusted effective tax rate

These non-GAAP financial measures exclude certain items that are included in the company’s earnings, earnings per share, operating profit and effective tax rate calculated in accordance with GAAP. A detailed explanation of each of the adjustments to the comparable GAAP financial measures is given below. In accordance with the requirements of Regulation G, reconciliations of the non-GAAP financial measures to the comparable GAAP financial measures are attached.

The company provides these non-GAAP financial measures as supplemental information to our GAAP financial measures. Management and the company’s Board of Directors use adjusted earnings, adjusted

- more -

earnings per share and adjusted operating profit to (a) evaluate the company’s historical and prospective financial performance and its performance relative to its competitors, (b) allocate resources and (c) measure the operational performance of the company’s business units and their managers. Additionally, the Management Development and Compensation Committee of the company’s Board of Directors uses these non-GAAP financial measures when setting and assessing achievement of incentive compensation goals. These goals are based, in part, on the company’s adjusted earnings per share and improvement in the company’s return on invested capital determined by excluding the charges that are used in calculating these non-GAAP financial measures.

In addition, Kimberly-Clark management believes that investors’ understanding of the company’s performance is enhanced by including these non-GAAP financial measures as a reasonable basis for comparing the company’s ongoing results of operations and for understanding the company’s effective tax rate. Many investors are interested in understanding the performance of our businesses by comparing our results from ongoing operations from one period to the next. By providing the non-GAAP financial measures, together with the reconciliations, we believe we are enhancing investors’ understanding of our businesses and our results of operations, as well as assisting investors in evaluating how well the company is executing the material changes to our enterprise contemplated by the strategic cost reduction plan. Also, many financial analysts who follow our company focus on and publish both historical results and future projections based on non-GAAP financial measures. We believe that it is in the best interests of our investors for us to provide this information to analysts so that those analysts accurately report the non-GAAP financial information.

We calculate adjusted earnings, adjusted earnings per share, adjusted operating profit and adjusted effective tax rate by excluding from the comparable GAAP measure (i) charges related to our strategic cost reduction plan for streamlining the company’s operations, (ii) incremental tax charges arising out of repatriation of earnings of foreign subsidiaries under the American Jobs Creation Act of 2004, or AJCA, and (iii) the net effect of the company’s investment in synthetic fuel partnerships on the company’s effective tax rate. Each of these adjustments and the basis for such adjustments are described below:

•

Strategic Cost Reduction Plan. In July 2005, the company authorized a strategic cost reduction plan aimed at streamlining manufacturing and administrative operations, primarily in North America and Europe. The strategic cost reduction plan commenced in the third quarter of 2005 and is expected to be substantially completed by December 31, 2008. At the time we announced the plan, we advised investors that we would report our earnings, earnings per share and operating profit excluding the strategic cost reduction plan charges so that investors could compare our operating results without the plan charges from period to period and could assess our progress in implementing the plan. Management does not consider these charges to be part of our earnings from ongoing operations for purposes of evaluating the performance of its business units and their

- more -

managers and excludes these charges when making decisions to allocate resources among its business units.

•

AJCA Charges. During 2005, the company recorded non-recurring charges associated with repatriation of earnings from its non-U.S. subsidiaries under the provisions of the AJCA. We exclude these charges from our adjusted earnings and adjusted earnings per share because we believe it is useful to investors to disclose earnings per share excluding these charges, which are not expected to recur under current law, and it allows investors to better understand our effective tax rate. Management also excludes these charges when evaluating the operating performance of the company.

•

Adjusted Effective Tax Rate. In the analysis of its effective tax rate, the company excludes the effects of charges for the strategic cost reduction plan and AJCA discussed above, and net benefit from the company’s investment in synthetic fuel partnerships. We believe that adjusting for these items provides improved insight into the tax effects of our ongoing business operations.

These non-GAAP financial measures are not meant to be considered in isolation or as a substitute for the comparable GAAP measures. There are limitations to these non-GAAP financial measures because they are not prepared in accordance with GAAP and they may not be comparable to similarly titled measures of other companies due to potential differences in methods of calculation and charges being excluded. The company compensates for these limitations by using these non-GAAP financial measures as supplements to the GAAP measures and by providing the reconciliations of the non-GAAP and comparable GAAP financial measures. The non-GAAP financial measures should be read only in conjunction with the company’s consolidated financial statements prepared in accordance with GAAP.

Conference call

A conference call to discuss this news release and other matters of interest to investors and analysts will be held at 9 a.m. (CDT) today. The conference call will be simultaneously broadcast over the World Wide Web. Stockholders and others are invited to listen to the live broadcast or a playback, which can be accessed by following the instructions set out in the Investors section of the company’s Web site (www.kimberly-clark.com).

About Kimberly-Clark

Kimberly-Clark and its well-known global brands are an indispensable part of life for people in more than 150 countries. Every day, 1.3 billion people – nearly a quarter of the world’s population – trust K-C brands and the solutions they provide to enhance their health, hygiene and well-being. With brands such as Kleenex, Scott, Huggies, Pull-Ups, Kotex and Depend, Kimberly-Clark holds No. 1 or No. 2 share positions in more than 80 countries. To keep up with the latest K-C news and to learn more about the company’s 134-year history of innovation, visit www.kimberly-clark.com.

Copies of Kimberly-Clark’s Annual Report to Stockholders and its proxy statements and other SEC filings, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports

- more -

on Form 8-K, are made available free of charge on the company’s Web site on the same day they are filed with the SEC. To view these filings, visit the Investors section of the company’s Web site.

Certain matters contained in this news release concerning the business outlook, including new product introductions, cost savings and acquisitions, anticipated costs and savings related to the Competitive Improvement Initiatives, anticipated financial and operating results, strategies, contingencies and anticipated transactions of the company constitute forward-looking statements and are based upon management’s expectations and beliefs concerning future events impacting the company. There can be no assurance that these future events will occur as anticipated or that the company’s results will be as estimated. For a description of certain factors that could cause the company’s future results to differ materially from those expressed in any such forward-looking statements, see Item 1A of the company’s Annual Report on Form 10-K for the year ended December 31, 2005 entitled “Risk Factors.”

- more -

KIMBERLY-CLARK CORPORATION

PERIODS ENDED SEPTEMBER 30

(Millions of dollars, except per share amounts)

	Three Months
	Ended September 30
	2006	2005	Change

Net Sales	$4,210.4	$4,000.8	+ 5.2%
Cost of products sold	2,934.9	2,844.4	+ 3.2%

Gross Profit	1,275.5	1,156.4	+ 10.3%
Marketing, research and general expenses	749.2	679.5	+ 10.3%
Other (income) and expense, net	(.1)	12.3	N.M.

Operating Profit	526.4	464.6	+ 13.3%
Nonoperating expense	(17.2)	(43.2)	- 60.2%
Interest income	6.8	7.4	- 8.1%
Interest expense	(56.5)	(48.0)	+ 17.7%

Income Before Income Taxes and Equity Interests	459.5	380.8	+ 20.7%
Provision for income taxes	(114.6)	(66.3)	+ 72.9%
Income Before Equity Interests	344.9	314.5	+ 9.7%
Share of net income of equity companies	42.8	33.0	+ 29.7%
Minority owners’ share of subsidiaries’
net income	(23.5)	(22.2)	+ 5.9%
Net Income	$364.2	$325.3	+ 12.0%

Net Income Per Share Basis - Diluted	$.79	$.68	+ 16.2%

N.M. – Not meaningful

Unaudited

- more -

KIMBERLY-CLARK CORPORATION

PERIODS ENDED SEPTEMBER 30

(Millions of dollars, except per share amounts)

Notes:

1. Charges for the Strategic Cost Reductions of $91.0 million and $126.4 million in 2006 and 2005, respectively, are included as follows:

	Three Months
	Ended September 30
	2006	2005
Cost of products sold	$80.2	$160.5

Marketing, research and general expenses	46.7	7.5

Other (income) and expense, net	(3.3)	-

Provision for income taxes	(32.4)	(41.6)

Strategic Cost Reductions after taxes	91.2	126.4

Minority interest	(.2)	-

Net Charges	$91.0	$126.4

2. Prior to the adoption of SFAS 123R, the Corporation accounted for stock-based employee compensation using the intrinsic-value method. The following presents pro forma information about net income and earnings per share for 2005 as if the Corporation had applied fair value expense recognition to all employee stock options granted.

Three Months Ended
September 30, 2005

Pro forma net income	$318.0

Pro forma earnings per share – diluted	$.67

Unaudited

KIMBERLY-CLARK CORPORATION

PERIODS ENDED SEPTEMBER 30

(Millions of dollars, except per share amounts)

	Nine Months
	Ended September 30
	2006	2005	Change

Net Sales	$12,439.7	$11,893.7	+ 4.6%
Cost of products sold	8,723.5	8,108.1	+ 7.6%

Gross Profit	3,716.2	3,785.6	- 1.8%
Marketing, research and general expenses	2,203.6	2,021.5	+ 9.0%
Other (income) and expense, net	21.7	25.7	- 15.6%

Operating Profit	1,490.9	1,738.4	- 14.2%
Nonoperating expense	(40.6)	(137.4)	- 70.5%
Interest income	19.8	21.7	- 8.8%
Interest expense	(165.9)	(138.2)	+ 20.0%

Income Before Income Taxes and Equity Interests	1,304.2	1,484.5	- 12.1%
Provision for income taxes	(344.9)	(324.3)	+ 6.4%
Income Before Equity Interests	959.3	1,160.2	- 17.3%
Share of net income of equity companies	124.7	99.4	+ 25.5%
Minority owners’ share of subsidiaries’
net income	(67.1)	(62.4)	+ 7.5%
Net Income	$1,016.9	$1,197.2	- 15.1%

Net Income Per Share Basis - Diluted	$2.21	$2.49	- 11.2%

Unaudited

KIMBERLY-CLARK CORPORATION

PERIODS ENDED SEPTEMBER 30

(Millions of dollars, except per share amounts)

Notes:

1. Charges for the Strategic Cost Reductions of $304.9 million and $126.4 million in 2006 and 2005, respectively, are included as follows:

	Nine Months
	Ended September 30
	2006	2005
Cost of products sold	$302.3	$160.5

Marketing, research and general expenses	111.7	7.5

Other (income) and expense, net	7.6	-

Provision for income taxes	(115.1)	(41.6)

Strategic Cost Reductions after taxes	306.5	126.4

Minority interest	(1.6)	-

Net Charges	$304.9	$126.4

2. Prior to the adoption of SFAS 123R, the Corporation accounted for stock-based employee compensation using the intrinsic-value method. The following presents pro forma information about net income and earnings per share for 2005 as if the Corporation had applied fair value expense recognition to all employee stock options granted.

Nine Months Ended
September 30, 2005

Pro forma net income	$1,168.4

Pro forma earnings per share – diluted	$2.43

Unaudited

KIMBERLY-CLARK CORPORATION

PERIODS ENDED SEPTEMBER 30

3. Other Information:

	Nine Months
	Ended September 30
	2006	2005
Cash Dividends Declared
Per Share	$1.47	$1.35

	September 30
Common Shares (Millions)	2006	2005

Outstanding, as of	457.7	469.8

Average Diluted for:

Three Months Ended	459.8	476.8

Nine Months Ended	460.9	480.8

Unaudited

KIMBERLY-CLARK CORPORATION

(Millions of dollars)

Supplemental Financial Information:

Preliminary Balance Sheet Data:
	September 30	December 31
	2006	2005

Cash and cash equivalents	$399.2	$364.0

Accounts receivable	2,192.6	2,101.9

Inventories	1,888.3	1,752.1

Total assets	16,625.8	16,303.2

Accounts payable	1,400.5	1,354.3

Debt payable within one year	1,360.6	1,222.5

Total current liabilities	4,883.2	4,642.9

Long-term debt	2,272.1	2,594.7

Preferred securities of subsidiary	784.2	757.4

Stockholders’ equity	5,967.0	5,558.2

	Nine Months
	Ended September 30
Preliminary Cash Flow Data:	2006	2005

Cash provided by operations	$1,766.5	$1,635.7

Cash used for investing	$(617.1)	$(382.6)

Cash used for financing	$(1,113.2)	$(1,518.7)

Depreciation and amortization	$714.5	$624.6

Capital Spending	$639.0	$451.9

Cash dividends paid	$659.6	$625.7

Unaudited

KIMBERLY-CLARK CORPORATION

PERIODS ENDED SEPTEMBER 30

Description of Business Segments

The Corporation is organized into operating segments based on product groupings. These operating segments have been aggregated into four reportable global business segments: Personal Care; Consumer Tissue; K-C Professional & Other; and Health Care. The reportable segments were determined in accordance with how the Corporation’s executive managers under the direction of the Chief Executive Officer develop and execute the Corporation’s global strategies to drive growth and profitability of the Corporation’s worldwide Personal Care, Consumer Tissue, K-C Professional & Other, and Health Care operations. These strategies include global plans for branding and product positioning, technology, research and development programs, cost reductions including supply chain management, and capacity and capital investments for each of these businesses. Segment management is evaluated on several factors, including operating profit. Segment operating profit excludes other income and (expense), net; income and expense not associated with the business segments; and the costs of corporate decisions related to the Strategic Cost Reductions included in the Competitive Improvement Initiatives. Corporate & Other includes the costs of the Strategic Cost Reductions.

The principal sources of revenue in each of our global business segments are described below.

The Personal Care segment manufactures and markets disposable diapers, training and youth pants and swimpants; baby wipes; feminine and incontinence care products; and related products. Products in this segment are primarily for household use and are sold under a variety of brand names, including Huggies, Pull-Ups, Little Swimmers, GoodNites, Kotex, Lightdays, Depend, Poise and other brand names.

The Consumer Tissue segment manufactures and markets facial and bathroom tissue, paper towels, napkins and related products for household use. Products in this segment are sold under the Kleenex, Scott, Cottonelle, Viva, Andrex, Scottex, Hakle, Page and other brand names.

The K-C Professional & Other segment manufactures and markets facial and bathroom tissue, paper towels, napkins, wipers and other products to the away-from-home marketplace. Products in this segment are sold under the Kimberly-Clark, Kleenex, Scott, Kimwipes, WypAll, Surpass and other brand names.

The Health Care segment manufactures and markets health care products such as surgical gowns, drapes, infection control products, sterilization wrap, disposable face masks and exam gloves, respiratory products and other disposable medical products. Products in this segment are sold under the Kimberly-Clark, Safeskin, Tecnol, Ballard and other brand names.

Unaudited

KIMBERLY-CLARK CORPORATION

SELECTED BUSINESS SEGMENT DATA

(Millions of dollars)

	Three Months			Nine Months
	Ended September 30			Ended September 30
	2006	2005	Change	2006	2005	Change
NET SALES:

Personal Care	$1,714.7	$1,606.7	+ 6.7%	$5,054.8	$4,741.2	+ 6.6%
Consumer Tissue	1,475.2	1,431.0	+ 3.1%	4,406.8	4,295.6	+ 2.6%
K-C Professional & Other	694.7	654.7	+ 6.1%	2,007.9	1,927.7	+ 4.2%
Health Care	331.0	306.7	+ 7.9%	992.9	921.8	+ 7.7%

Corporate & Other	6.8	6.7	+ 1.5%	23.5	22.3	+ 5.4%

Intersegment Sales	(12.0)	(5.0)	N.M.	(46.2)	(14.9)	N.M.

Consolidated	$4,210.4	$4,000.8	+ 5.2%	$12,439.7	$11,893.7	+ 4.6%

OPERATING PROFIT:

Personal Care	$331.6	$316.7	+ 4.7%	$960.2	$943.5	+ 1.8%
Consumer Tissue	180.2	189.8	- 5.1%	566.8	596.4	- 5.0%
K-C Professional & Other	119.1	114.2	+ 4.3%	321.1	319.3	+ .6%
Health Care	59.5	54.8	+ 8.6%	185.5	174.8	+ 6.1%

Corporate & Other	(164.1)	(198.6)	- 17.4%	(521.0)	(269.9)	+ 93.0%

Other income and (expense), net	.1	(12.3)	N.M.	(21.7)	(25.7)	- 15.6%

Consolidated	$526.4	$464.6	+ 13.3%	$1,490.9	$1,738.4	- 14.2%

Note:	Corporate & Other and Other income and (expense), net, include the following amounts of pre-tax charges for the Strategic Cost Reductions.

	Three Months		Nine Months
	Ended September 30		Ended September 30
	2006	2005	2006	2005
Corporate & Other	$(126.9)	$(168.0)	$(414.0)	$(168.0)

Other income and (expense), net	3.3	-	(7.6)	-

N.M.-Not meaningful

Unaudited

KIMBERLY-CLARK CORPORATION

SELECTED BUSINESS SEGMENT DATA

PERCENTAGE CHANGE IN NET SALES VERSUS PRIOR YEAR

	Three Months Ended September 30, 2006
			Net	Mix/
	Total	Volume	Price	Other (1)	Currency

Consolidated	5.2	1	1	1	2

Personal Care	6.7	5	(1)	1	2

Consumer Tissue	3.1	(3)	4	-	2

K-C Professional & Other	6.1	1	3	-	2

Health Care	7.9	7	-	1	-

	Nine Months Ended September 30, 2006
			Net	Mix/
	Total	Volume	Price	Other (1)	Currency

Consolidated	4.6	2	1	2	-

Personal Care	6.6	6	(1)	1	1

Consumer Tissue	2.6	(2)	3	2	-

K-C Professional & Other	4.2	-	3	1	-

Health Care	7.7	6	-	2	-

(1) Mix/Other includes rounding.

KIMBERLY-CLARK CORPORATION

PERIODS ENDED SEPTEMBER 30

(Millions of dollars, except per share amounts)

NON-GAAP RECONCILIATION SCHEDULES

The following tables (pages 18-22) present the reconciliation of non-GAAP financial measures to reported GAAP financial measures.

EARNINGS SUMMARY:

	Three Months Ended September 30
	2006		2005
		Diluted		Diluted
	Income	Earnings	Income	Earnings
	(Expense)	Per Share	(Expense)	Per Share

Adjusted Earnings	$455.2	$.99	$451.7	$.95

Adjustments for:

Strategic Cost Reduction charges	(91.0)	(.20)	(126.4)	(.27)

Net Income	$364.2	$.79	$325.3	$.68

	Nine Months Ended September 30
	2006		2005
		Diluted		Diluted
	Income	Earnings	Income	Earnings
	(Expense)	Per Share	(Expense)	Per Share

Adjusted Earnings	$1,321.8	$2.87	$1,358.4	$2.83

Adjustments for:

Strategic Cost Reduction charges	(304.9)	(.66)	(126.4)	(.26)

Income Taxes on American Jobs
Creation Act Dividends	-	-	(34.8)	(.07)

Rounding	-	-	-	(.01)

Net Income	$1,016.9	$2.21	$1,197.2	$2.49

KIMBERLY-CLARK CORPORATION

PERIODS ENDED SEPTEMBER 30

(Millions of dollars)

OPERATING PROFIT SUMMARY:

	Three Months
	Ended September 30
	2006	2005

Adjusted Operating Profit	$650.0	$632.6

Adjustment for Strategic Cost Reduction charges	(123.6)	(168.0)

Operating Profit	$526.4	$464.6

	Nine Months
	Ended September 30
	2006	2005

Adjusted Operating Profit	$1,912.5	$1,906.4

Adjustment for Strategic Cost Reduction charges	(421.6)	(168.0)

Operating Profit	$1,490.9	$1,738.4

KIMBERLY-CLARK CORPORATION

PERIODS ENDED SEPTEMBER 30

(Millions of dollars)

Effective Income Tax Rate Reconciliation – Adjustments(1) and Synthetic Fuel Partnership Activities:

	Three Months Ended September 30, 2006
				Synthetic Fuel
	As		Excluding	Effect of	Excluding
	Reported	Adjustments(1)	Adjustments(1)	Activities	Activities

Income Before Income Taxes	$459.5	$(123.6)	$583.1	$(17.2)	$600.3

Provision for Income Taxes	114.6	(32.4)	147.0	(21.7)	168.7

Net Synthetic Fuel Benefit				$4.5

Effective Income Tax Rate	24.9%

Adjusted Effective Income Tax Rate			25.2%		28.1%

	Three Months Ended September 30, 2005
				Synthetic Fuel
	As		Excluding	Effect of	Excluding
	Reported	Adjustments(1)	Adjustments(1)	Activities	Activities

Income Before Income Taxes	$380.8	$(168.0)	$548.8	$(43.2)	$592.0

Provision for Income Taxes	66.3	(41.6)	107.9	(56.1)	164.0

Net Synthetic Fuel Benefit				$12.9

Effective Income Tax Rate	17.4%

Adjusted Effective Income Tax Rate			19.7%		27.7%

(1)	Charges for Strategic Cost Reductions in 2006 and 2005.

KIMBERLY-CLARK CORPORATION

PERIODS ENDED SEPTEMBER 30

(Millions of dollars)

Effective Income Tax Rate Reconciliation – Adjustments(1) and Synthetic Fuel Partnership Activities:

	Nine Months Ended September 30, 2006
				Synthetic Fuel
	As		Excluding	Effect of	Excluding
	Reported	Adjustments(1)	Adjustments(1)	Activities	Activities

Income Before Income Taxes	$1,304.2	$(421.6)	$1,725.8	$(40.6)	$1,766.4

Provision for Income Taxes	344.9	(115.1)	460.0	(50.4)	510.4

Net Synthetic Fuel Benefit				$9.8

Effective Income Tax Rate	26.4%

Adjusted Effective Income Tax Rate			26.7%		28.9%

	Nine Months Ended September 30, 2005
				Synthetic Fuel
	As		Excluding	Effect of	Excluding
	Reported	Adjustments(1)	Adjustments(1)	Activities	Activities

Income Before Income Taxes	$1,484.5	$(168.0)	$1,652.5	$(137.4)	$1,789.9

Provision for Income Taxes	324.3	(6.8)	331.1	(177.8)	508.9

Net Synthetic Fuel Benefit				$40.4

Effective Income Tax Rate	21.8%

Adjusted Effective Income Tax Rate			20.0%		28.4%

(1)	Charges for Strategic Cost Reductions in 2006 and Strategic Cost Reductions and American Jobs Creation Act Dividends in 2005.

KIMBERLY-CLARK CORPORATION

PERIODS ENDED SEPTEMBER 30

OUTLOOK FOR 2006

Estimated Full-Year 2006 Diluted Earnings Per Share:

Adjusted Earnings Per Share	$3.87 – $3.89

Strategic Cost Reductions	(.80) – (.78)

Earnings Per Share – Diluted	$3.07 – $3.11

Estimated Fourth Quarter 2006 Diluted Earnings Per Share:

Adjusted Earnings Per Share	$1.00 – $1.02

Strategic Cost Reductions	(.14) – (.12)

Earnings Per Share – Diluted	$.86 – $.90

Investor Relations contacts: Mike Masseth, 972-281-1478, mmasseth@kcc.com

Paul Alexander, 972-281-1440, palexand@kcc.com
Media Relations contact:	Dave Dickson, 972-281-1481, ddickson@kcc.com

# # #